Exhibit 99.1

REALTY INCOME RAISES 2024 EARNINGS AND INVESTMENT GUIDANCE
SAN DIEGO, CALIFORNIA, June 4, 2024....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that it has revised its 2024 outlook. The Company now expects to achieve Adjusted Funds from Operations (AFFO) in a range of $4.15 to $4.21 per diluted share as compared to previous guidance of $4.13 to $4.21 per diluted share. The Company also now expects 2024 investment volume to be approximately $3.0 billion as compared to previous guidance of $2.0 billion.
“We are pleased to raise our guidance for full year AFFO per share and investment volume, reflecting our continued confidence in our business outlook as we approach the mid-point of the year,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “These increases stem from an improving investment environment, particularly in Europe. Additionally, we continue to see stable operating performance in our high-quality, diversified global real estate portfolio. We believe our size and scale place us in a unique competitive position to capitalize on the current market environment.”
Earnings Guidance
Summarized below are approximate estimates of the key components of our 2024 earnings guidance.

	Prior 2024 Guidance (1)	Revised 2024 Guidance
Net income per share (2)	$1.23 - $1.35	$1.26 - $1.35
Real estate depreciation and impairments per share (3)	$2.84	$2.84
Other adjustments per share (3)	$0.10	$0.09
Normalized FFO per share (2)(4)	$4.17 - $4.29	$4.19 - $4.28
AFFO per share (4)	$4.13 - $4.21	$4.15 - $4.21
Same store rent growth (5)	Approx 1.0%	Approx 1.0%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) (6)(7)	Approx 3.0%	Approx 3.0%
Property expenses (non-reimbursable) (% of revenues) (6)	1.0% - 1.5%	1.0% - 1.5%
Income tax expenses	$65 to $75 million	$65 to $75 million
Investment volume (8)	Approx $2.0 billion	Approx $3.0 billion

(1) As issued on May 6, 2024.
(2) Net income per share and Normalized FFO per share include non-cash interest expense impact related to the Spirit merger.
(3) Includes gain on sales of properties and merger and integration-related costs.
(4) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with Spirit. Per share amounts may not add due to rounding.
(5) Reserve reversals recognized in 2023 represent an approximately 30 basis point headwind to same store rent growth in 2024.
(6) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.
(7) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2024.
(8) Investment volume excludes merger with Spirit, which closed January 23, 2024.

About Realty Income

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies. Founded in 1969, we invest in diversified commercial real estate and have a portfolio of over 15,450 properties in all 50 U.S. states, the U.K., and six other countries in Europe. We are known as "The Monthly Dividend Company®," and have a mission to deliver stockholders dependable monthly dividends that grow over time. Since our founding, we have declared 647 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for the last 25 consecutive years. Additional information about the company can be found at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words "estimated," "anticipated," "expect," "believe," "intend," "continue," "should," "may," "likely," "plans," and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio; growth strategies and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends; and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; property ownership through joint ventures, partnerships and other arrangements which may limit control of the underlying investments; epidemics or pandemics including measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers and acquisitions including from the merger with Spirit; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.
Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com